Exhibit 10.1(b)

I am pleased to inform you that the Compensation Committee of the WellPoint, Inc. (“WellPoint”) Board of Directors has granted you a nonstatutory option to purchase XXXXX shares of WellPoint’s common stock at a price of $xx.xx per share effective XXXXXXXXXX (the “Grant Date”), pursuant to the WellPoint Stock Incentive Plan, as Amended and Restated January 1, 2003 (the “Plan”). The option shall expire on XXXXX (the “Expiration Date”).

When You Can Exercise the Option. Subject to the other terms of this Agreement and the Plan, the option may be exercised as to the number of the shares of WellPoint common stock listed in the “Vested Shares” column below on each of the dates listed in the “Vesting Date” column below, plus any shares of WellPoint common stock as to which the option could have been exercised previously, but was not so exercised.

Vested Shares	Vesting Date	Expiration Date

Notwithstanding the foregoing, (i) in the event that a Change In Control (as defined in the Plan) occurs before your employment is terminated, your option shall immediately become exercisable by you; and (ii) your option shall also vest and become exercisable in accordance with Section 15 of the Employment Agreement entered into by and between WellPoint and you, dated as of December 28, 2005 (the “Employment Agreement”).

Your option shall terminate upon the termination, for any reason, of your employment with WellPoint and its subsidiaries, and no shares of Stock may thereafter be purchased under the Option except as follows: (a) if your employment is terminated by WellPoint without Cause (as defined in the Employment Agreement), voluntarily by you for Good Reason (as defined in the Employment Agreement), due to your Retirement (as defined in the Employment Agreement), due to your death or Disability (as defined in the Employment Agreement), or if your employment is terminated for Cause (as defined above) your option shall be exercisable in accordance with Sections 13 and/or 15 of the Employment Agreement, as applicable; (b) if your employment is terminated voluntarily by you without Good Reason, the option, to the extent exercisable as of the date of such termination, may thereafter only be exercised for a period of 45 days from the date of such termination of employment; and (c) in the event a Change In Control (as defined above) occurs before your employment is terminated, your option may be exercised by you during your employment through the Expiration Date; provided, however that your option shall immediately terminate if you breach any provision of Section 19 (other than Section 19(b)) of the Employment Agreement, in which case you shall be subject to the “Return of Consideration” provision contained in Section 19(g) of the Employment Agreement. Notwithstanding the foregoing, at no time may you exercise your option after the Expiration Date.

The Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Compensation Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on WellPoint’s HR intranet. A paper copy of the Plan and the prospectus will be provided to you upon your written request to WellPoint at WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Corporate Secretary, Shareholder Services Department.

Transferability of the Option. This option shall not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable, during your lifetime only by you.

Compliance with Rule 144. The shares of WellPoint common stock you receive upon the exercise of your option will have been registered under the Securities Act of 1933, as amended (the “1933 Act”). If you are an “affiliate” of WellPoint, as that term is defined in Rule 144, promulgated pursuant to the 1933 Act (“Rule 144”), you may not sell the shares of WellPoint common stock received except in compliance with Rule 144. Certificates representing shares of WellPoint common stock issued to an “affiliate” of WellPoint may bear a legend setting forth such restrictions on the disposition or transfer of the shares of WellPoint common stock as WellPoint deems appropriate to comply with federal and state securities laws.

Stock Option Award Agreement – Larry Glasscock

Other Plans. You acknowledge that any income derived from the exercise of your option will not affect your participation in, or benefits under, any other benefit plan maintained by WellPoint.

No Continued Employment. Nothing in this Agreement shall restrict the right of WellPoint to terminate your employment at any time with or without Cause (as defined above).

No Rights as a Shareholder. Neither you nor any other person shall become the beneficial owner of the shares of WellPoint common stock subject to the option, nor have any rights to dividends or other rights as a shareholder with respect to any such shares (other than the right to receive advance written notice of any dividends declared with respect to such shares, such that you have a reasonable opportunity to exercise your option prior to such declaration, to the extent then exercisable), until you have exercised the option in accordance with the provisions hereof and of the Plan.

Notices. All notices by you or your assigns to WellPoint shall be addressed to WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Stock Administration, or such other address as WellPoint may from time to time specify. All notices to you shall be addressed to you at your address in WellPoint’s records.

If you do not want to accept this option, please return this Agreement, executed by you below, at any time within 60 days after the Grant Date to WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Stock Administration. Do not return a signed copy of this Agreement if you accept the option. If you do not return a signed copy of this Agreement within 60 days after the Grant Date, you will have accepted the option and agreed to the terms and conditions set forth in this Agreement and the terms and conditions of the Plan, which together make WellPoint’s Option Agreement with you.

WELLPOINT, INC.

By:

Printed:	William J. Ryan

Its:	Chairman, Compensation Committee WellPoint, Inc. Board of Directors

I DO NOT accept this option:

Signature:

Printed Name: